February 20, 1996



Merrill Lynch Series Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Gentlemen:

             We  have  acted as counsel
to Merrill  Lynch  Series Fund, Inc.
(the "Fund") in connection with the
sale of shares  of its ten classes of
common stock (the "Common Stock")
pursuant to the Distribution Agreement between the Fund and Merrill Lynch
Funds Distributor, Inc. (the "Distribution
Agreement").  You have asked us to
furnish certain legal opinions in connection with the filing of a notice (the "Notice") under Rule 24f-2 of the Investment
Company Act of 1940, as amended
(the "Act").

             For  purposes  of  the opinions
expressed  in  this letter,  we  have  examined
the Articles  of  Incorporation,  as amended
through the date hereof, the Distribution
Agreement  and such  other  documents and
questions of law  as  we  have  deemed
necessary or advisable.  As to relevant matters
of fact, we  have relied   upon  such
representations,  certificates   and   other
documents as we deemed appropriate.

             Based  on the foregoing, we are of
the opinion  that when  (a)  the  75,909,604
shares of the  Fund's  Money  Reserve
Portfolio referred to in paragraph 10 of the Notice; (b) the 4,807,963 shares of the Fund's High Yield Portfolio Common Stock referred to in paragraph 10 of the Notice;
(c) the 682,783 shares of the Fund's Capital
Stock Portfolio Common Stock referred to in paragraph 10 of the Notice; (d) the 3,218,390 shares of the Fund's Growth
Stock Portfolio Common Stock referred to in paragraph 10 of the Notice;


(e)   the  3,336,908  shares  of  the  Fund's
Natural Resources Portfolio Common Stock referred to in paragraph 10 of the Notice;
(f)  the 1,806,490 shares of the Fund's Global
Strategy Portfolio Common Stock referred to in paragraph 10 of the Notice; and (g) the 665,423 shares of the Fund's Balanced Portfolio
Common Stock referred to in paragraph 10 of the Notice were sold during the fiscal year ended December 31, 1995 pursuant to the Distribution Agreement in reliance upon registration pursuant to Rule 24f-2 of the Act and in accordance with the currently effective prospectus of the Fund, the shares referred to in clauses (a), (b), (c), (d), (e), (f) and
(g) were legally issued, fully paid and non-assessable.

Very truly yours,





cc:   Michael J. Hennewinkel